KLS ENVIRO RESOURCES, INC.
                     5500 EAST LOOP 820 SOUTH, SUITE 100
                          FORT WORTH, TEXAS  76119
                               (817)563-0086







                               ___________, 1998


__________________________
__________________________
__________________________
__________________________

Dear _________:

     The purpose of this letter (this "Agreement") is to confirm in writing the understanding and agreement between K.L.S. Enviro Resources, Inc., a Nevada corporation (the "Company"), and ____________________________
("___"), whereby ___ will provide supplemental public/investor relations services for and on behalf of the Company.

     1. Services. ___ shall use its best efforts, subject to the provisions hereof, to serve as an independent investment relations manager to the Company. In that capacity, among other services, ___ will: (i) seek to obtain retail interest in the Company's publicly traded securities from key brokers at selected brokerage firms throughout the United States;
(ii) seek to obtain additional market makers for the Company's publicly traded securities, focusing efforts on engaging market makers who will take an active and long-term interest in the Company; (iii) seek to have research published regarding the Company by investment banking firms; and
(iv) such other services as shall be reasonably related to the foregoing and reasonably requested by the Company. With respect to the foregoing services, the Company understands that your United States affiliate in this transaction is ___________________. Notwithstanding the generality of the foregoing, ___ shall not be compensated under this Agreement for any services in connection with or related to the offer or sale of securities in a capital raising transaction.

     2. Term. This Agreement, unless terminated sooner pursuant to paragraph 9 below, shall be effective from the date on which this Agreement shall have been executed by both parties (the "Effective Date") through the first date after which the average closing bid price of the Company's Common Stock, as quoted on the NASDAQ Bulletin Board, has equaled or exceeded $3.25 per share for 10 consecutive trading days (the "Term").

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     3.     Independent Contractor.  ___ shall act as a non-exclusive
representative of the Company during the Term. It is understood that ___ is an independent contractor as that term is defined in U.S. Treasury Department regulations and Internal Revenue Service rulings and interpretations. Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other party in any manner whatsoever. Both of the parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this paragraph.

     4. Compensation. For its services hereunder, ___ shall receive the following consideration from the Company:

            (a)    Common Stock.  _____________ (_______) shares of the
     Company's common stock, par value $.001 per share (the "Shares"), provided that the Company shall have no obligation to issue the Shares unless and until the Company has filed a Registration Statement on Form S-8 covering such shares, and further provided that in the event the Company is unable for any reason to use Form S-8 at such time, the Shares shall be issued to ___ subject to Rule 144 under the Securities Act of 1933, and further provided that no offer of the Shares is deemed to be made under this Agreement, and such an offer will be made only if and when an effective registration statement covering the Shares has been filed with the Securities and Exchange Commission or in the opinion of the Company after consultation with its securities counsel, an exemption from the registration requirement is available.

            (b) Warrants. Warrants to purchase _____________________d (_______) shares of the Company's common stock at the exercise price of $____ per share, such warrants to have a term of three years from the date thereof and otherwise to be in the form attached hereto as Exhibit "A".

      5.    No Reimbursement Allowance.  The compensation described in
Section 4 above shall be in full payment for all services rendered and contemplated by ___ hereunder, and ___ shall not be entitled to payment from the Company, whether by advances or reimbursements, of any costs or expenses incurred by ___ in connection with his services for the Company.

      6. Representations of ___. ___ covenants, represents and warrants to the Company as follows:

            (a) ___ will refer any persons or entity who may express an interest in purchasing stock of the Company to Company management and/or to qualified and licensed broker-dealers for additional

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     information about the Company and will not engage in any activity that could be construed as being part of a capital raising transaction.

            (b) ___ has and will maintain all federal and state licenses, permits, filings, consents, orders, approvals and registrations that may be required of it and its agents in connection with the services and transactions contemplated under this Agreement.

            (c) ___ is and will remain in compliance with all federal, state and other securities laws, rules and regulations.

            (d) The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, indenture, agreement or other instrument to which ___ is a party, or violate any order directed to the ___ by any court or governmental agency or body having jurisdiction over
     ___.

            (e) Except as specifically disclosed to the Company in writing, ___:

                   (i) has not been convicted within 10 years prior hereto of any crime or offense involving the purchase or sale of any security, involving the making of a false statement with the Securities and Exchange Commission (the "Commission"), or arising out of such person's conduct as an underwriter, broker, dealer, municipal securities dealer or investment advisor;

                   (ii) is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily or permanently enjoining or restraining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or arising out of such person's conduct as an underwriter, broker, dealer, municipal securities dealer or investment advisor;

                   (iii) is not subject to an order of the Commission entered pursuant to Section 15(b), 15B(a) or 15B(c) of the 1934 Act; has not been found by the Commission to be a cause of any such order which is still in effect; and is not subject to an order of the Commission entered pursuant to Section 203(e) or
            (f) of the Investment Advisors Act of 1940, as amended;

                   (iv) has not been or is not suspended or expelled from membership in a national or regional securities dealers association or a national securities exchange or a Canadian securities exchange for conduct inconsistent with just and equitable principles of trade;

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                   (v)  is not subject to a United States Post Office fraud
            order, and is not subject to any restraining order or preliminary injunction entered under Section 3007 of Title 39, United States Code, with respect to any conduct alleged to constitute postal fraud; or

                   (vi) has not been an underwriter or named as an underwriter of any securities covered by any registration statement which is the subject of any proceeding or examination under Section 20 of the 1933 Act, as amended, or is the subject of any refusal order or stop order entered thereunder within five years prior to the date hereof.

            (f) ___ will not make any representations with respect to the Company or its business and affairs other than information set forth in reports and filings made by the Company with the Commission, or such other information as is specifically authorized by the Company.

      7. ___'s Investment Representations. In connection with the issuance by the Company of the Shares or the shares of the Company's common stock issuable upon exercise of the Warrants, (collectively the "Securities") to ___, as provided in paragraph 4, ___ represents and warrants to the Company as follows:

            (a) Sole Party in Interest. ___ is the sole and true party in interest, and is purchasing the Securities for ___'s own account. No other person has any direct or indirect beneficial ownership in the Securities.

            (b) Investment Purpose. ___ is acquiring the Securities for investment, with no present intention of distributing or selling any of the Securities or any interest therein.

            (c) Knowledge and Experience. ___ has the capacity to protect ___'s interests in connection with the acquisition of the Securities. ___ has such knowledge and experience in financial and business matters generally, and about the Company in particular, that ___ is capable of evaluating the merits and risks of ___'s acquisition of the Securities.

            (d) Manner of Sale. ___ was able to ask questions of and receive answers from the Company or a person acting on its behalf concerning the terms and conditions of this transaction. ___ was at no time presented with or solicited by or through any leaflet, public promotional meeting, television advertisement, or any other form of general advertising.

            (e) Disclosure, Access to Information, etc. All documents requested by ___ have been made available and ___ has been supplied with all of the additional information concerning the Securities, the financial statements, assets, business and organization of the Company, that ___ has requested. Without limiting the generality of the foregoing, ___

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acknowledges that it has read and analyzed, and retained copies of, this
Agreement and the following documents:

                 (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997.

                 (ii) The Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1997 and March 31, 1998, and

                 (iii) Any and all Current Reports on Form 8-K of the
                       Company filed since the latest Form 10-KSB Annual
                       Report.

            (f) Restricted Shares. ___ understands that, except to the extent registered pursuant to Section 4, the Securities have not been registered under the Securities Act of 1933, or under any state securities laws, in reliance upon certain exemptions from registration for private offers and sales of restricted securities. ___ understands and agrees that ___ may not sell, transfer or dispose of the Securities unless such transactions comply fully with applicable federal and state securities laws, and that ___ will deliver to the Company an opinion of counsel satisfactory to the Company that an exemption from registration is available. ___ understands and agrees that the transfer records of the Company shall contain a "stop-transfer" instruction and that the certificate for the Securities will bear a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES OR ANY INTEREST THEREIN MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED UNDER THE SECURITIES ACT, OR UNLESS THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION.

      8. Indemnification. In connection with the performance of the services described in this Agreement and any transaction which may arise as a result of such services, ___ agrees to indemnify the Company and its officers, directors, shareholders and agents, and hold each of them harmless against and from any and all losses, claims, expenses, damages or liabilities to which the Company or any of its officers, directors, shareholders or agents become subject in connection with the transactions and services referred to in this Agreement under any of the federal or state securities laws or any other statute or common law or otherwise, and to reimburse the Company and its officers, directors, shareholders and agents for any legal or other expenses incurred by the Company or its officers, directors, shareholders or agents arising out of or in connection herewith, whether or not resulting in any liability, insofar as such

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losses, claims, damages, expenses or liabilities arise out of or are based upon actual or alleged failure to comply with any federal or state securities laws, including those that are based upon any untrue statement or alleged untrue statement of a material fact made by ___, or arise out of or are based upon the alleged omission to state a material fact required to be stated or necessary in order to make the statements made by ___ not misleading. However, such indemnification shall not apply to any claim, loss, or expense which arises from the Company's gross negligence or willful misconduct.

      9. Termination. Either party may terminate this Agreement, with or without cause, effective anytime after the other party has received at least thirty (30) days' advance written notice of termination. ___ may
also be terminated effective immediately at any time for Cause.   For the
purposes of this paragraph, "Cause" shall mean a material violation of the provisions of this Agreement, fraud, proven or admitted theft, embezzlement, misappropriation of monies, or similar dishonesty which constitutes a violation of the criminal statutes of any state, the United States, or any other jurisdiction in which such acts of dishonesty may occur.

      10. Miscellaneous. This Agreement cannot be modified, extended or waived except by a writing duly signed by the parties hereto. Neither this Agreement nor any portion hereof may be assigned by any party hereto without the prior written consent of the other parties. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes and cancels any prior understanding. This Agreement may be executed in one or more counterparts.

     If the foregoing represents a correct statement of our agreement and understanding, please execute this Agreement. If executed and delivered to the Company, a binding agreement shall thereafter exist.


                             Very truly yours,


                             KLS ENVIRO RESOURCES, INC.


                             By:
                                ------------------------------------
                                Raymond H. Kurzon, President

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     The above is hereby acknowledged, agreed to and accepted.

                             ________________________



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